Exhibit 5.2

March 12, 2026

Hasbro, Inc.

$400,000,000 4.650% Notes due 2031

Ladies and Gentlemen:

We have acted as counsel for Hasbro, Inc., a Rhode Island corporation (the “Company”), in connection with the purchase by the several Underwriters (the “Underwriters”) listed in Schedule I to the Underwriting Agreement dated March 5, 2026 (the “Underwriting Agreement”), among BofA Securities, Inc., J.P. Morgan Securities LLC, Citigroup Global Markets Inc. and Scotia Capital (USA) Inc., as Representatives of the Underwriters, and the Company, from the Company of $400,000,000 aggregate principal amount of 4.650% notes due 2031 (the “Notes”), to be issued pursuant to the indenture (the “Base Indenture”) dated as of March 15, 2000, between the Company and The Bank of New York Mellon Trust Company, N.A. (as successor trustee to The Bank of Nova Scotia Trust Company of New York), as the original trustee (the “Original Trustee”), as supplemented by an eighth supplemental indenture (the “Eighth Supplemental Indenture” and, together with the Base Indenture, the “Indenture”) dated as of March 12, 2026, among the Company, the Original Trustee and U.S. Bank Trust Company, National Association, as series trustee (the “Series Trustee” and, together with the Original Trustee, the “Trustees”). Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Underwriting Agreement.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including: (a) the Indenture and the form of Note; (b) the Registration Statement on Form S-3 (Registration No. 333-279146) filed with the Securities and Exchange Commission (the “Commission”) on May 6, 2024 (the “Registration Statement”), for registration under the Securities Act of 1933, as amended (the “Securities Act”), of an unlimited amount of debt securities of the Company, to be issued from time to time by the Company; (c) the related Prospectus dated May 6, 2024 (together with the documents incorporated therein by reference, the “Basic Prospectus”); and (d) the Prospectus Supplement dated March 5, 2026, filed with the Commission pursuant to Rule 424(b) of the General Rules and Regulations under the Securities Act (together with the Basic Prospectus and the documents incorporated by reference therein, the “Prospectus”). As to various questions of fact material to this opinion, we have relied upon representations of officers or directors of the Company and documents furnished to us by the Company without independent verification of their accuracy. In rendering our opinions set forth herein, we have assumed, with your consent and without independent investigation or verification, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as duplicates or copies. We have also assumed, with your consent, that the Indenture has been duly authorized, executed and delivered by the Trustees and that the Notes conform to the form of Note examined by us.

Based on the foregoing and subject to the qualifications herein, we are of the opinion that, when the Notes are authenticated in accordance with the provisions of the Indenture and delivered and paid for, and assuming that the Notes have been duly authorized by the Company, the Notes will constitute legal, valid and binding obligations of the Company entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.2 to the Company’s Current Report on Form 8-K filed on March 12, 2026, and to the incorporation by reference of this opinion into the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement dated March 5, 2026, forming a part of the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

We are admitted to practice in the State of New York, and we express no opinion as to matters governed by any laws other than the laws of the State of New York and the Federal laws of the United States of America. In particular, we do not purport to pass on any matter governed by the laws of the State of Rhode Island.

Very truly yours,

/s/ Cravath, Swaine & Moore LLP

Hasbro, Inc.

1027 Newport Avenue

Pawtucket, RI 02861

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